                                                                    EXHIBIT 99.1

Media contact:                                              Investor contact:
Mike Jacobsen                                               John Kristoff
+1 330 490 3796                                             +1 330 490 5900
jacobsm1@diebold.com                                        kristoj@diebold.com

FOR IMMEDIATE RELEASE:
October 22, 2003

DIEBOLD ANNOUNCES RECORD THIRD QUARTER RESULTS EPS reported near the high-end of the company's previous guidance

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported record third quarter 2003 net income of $48,289,000, an increase of 9.5 percent over third quarter 2002 net income of $44,080,000. Third quarter 2003 revenue was $570,239,000, a 7.6 percent increase over the third quarter 2002 revenue of $529,799,000. Diluted earnings per share in the third quarter 2003 were $.66, which was near the high end of the company's previous guidance of $.62 to $.67 per share.

THIRD QUARTER HIGHLIGHTS
------------------------
     - Double-digit increase in product and service orders, excluding election systems, with the highest total product orders in the company's history

     - Orders in North America grew in the double-digit range, excluding election systems. Election systems orders also grew substantially

     - Security solutions revenue grew 15.4 percent as a result of market share gains and growth in the financial industry, government, and retail markets

     - Total Asia-Pacific revenue increased 21.2 percent and 16.0 percent on a fixed exchange rate basis*

     -    Total revenue for the Americas, excluding election systems, grew by
          9.2 percent and 7.9 percent on a fixed exchange rate basis*


*See accompanying notes for non-GAAP measures.

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

PAGE 2/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

FINANCIAL RESULTS
-----------------
"I am extremely pleased that we once again delivered solid results. I am particularly encouraged by the strong growth in financial self-service orders globally," said Walden W. O'Dell, Diebold chairman, president and chief executive officer. "Orders were very strong as global acceptance of the new Opteva ATM line is growing, as is demand for our security solutions where revenue grew more than 15 percent from the third quarter 2002.

"Also, I am encouraged by our overall growth in Asia-Pacific. In the region, we completed the acquisition of two small security companies at the end of the quarter that will further strengthen our market presence there. We also had excellent performance from our business in the Americas during the quarter."

O'Dell continued, "Looking forward, these results, combined with growing demand globally for Opteva and our security solutions, positions us very well for future accelerated revenue growth."

FIXED EXCHANGE RATE THIRD QUARTER ORDERS
----------------------------------------
Despite a challenging global economic environment, total orders for product and service increased in the double-digit range. Financial self-service orders in the Americas, Asia-Pacific, and EMEA all increased in the double-digit range. Security orders remain strong, increasing in the high single-digit range. Total orders in North America grew in the double-digit range, excluding election systems.

Orders in election systems grew substantially from the third quarter 2002. The election systems business is driven by a small number of large orders in any given quarter, making quarter to quarter comparisons difficult. For example, election systems orders for the third quarter 2003 include a very large order from the state of Maryland.

Significant orders for the quarter included:

     -    An election systems order from the State of Maryland for $55.6 million

     -    Total Opteva orders in excess of $40 million

     - Opteva orders from four major financial institutions in North America totaling $23 million

     - Two financial self-service orders from banks in China totaling $17.6 million

     - An order for financial self-service equipment from a bank in Brazil totaling $6.9 million

     - A financial self-service order from a customer in Belgium for $1.7 million

     - An order for financial self-service equipment totaling $1.5 million in Portugal

     -    Upgrade orders for a customer in Colombia for $1.2 million

     -    A financial self-service order for $1.1 million from a bank in Russia


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



PAGE 3/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

REVENUE
-------
Total revenue for the quarter was $570.2 million, up $40.4 million, or 7.6 percent and 4.9 percent on a fixed exchange rate basis. Total financial self-service revenue increased 8.3 percent and 4.2 percent on a fixed exchange rate basis. Security solutions revenue grew 15.4 percent as a result of continued revenue growth in the financial industry, government and retail markets. Total financial self-service & security revenue increased by 10.1 percent and increased by 6.9 percent on a fixed exchange rate basis. Election systems revenue is comprised of a small number of very large contracts. The third quarter of 2003 included revenue from the state of Maryland contract, as compared to revenue from the state of Georgia contract in the third quarter of 2002.

REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(In Thousands -- Quarter Ended September 30)

                                                                                          % Change         % Change
                                                             2003           2002            GAAP           fixed rate
                                                             ----           ----            ----           ----------
Financial Self-Service
----------------------
Products                                                   $195,108       $177,868           9.7%              5.1%
Services                                                    190,068        177,874           6.9%              3.3%
                                                           --------       --------           ---               ---
     Total Fin. self-service                                385,176        355,742           8.3%              4.2%

Security solutions
------------------
Products                                                     70,800         57,017          24.2%             24.2%
Services                                                     66,393         61,840           7.4%              7.4%
                                                           --------       --------           ---               ---
     Total Security                                         137,193        118,857          15.4%             15.4%
                                                           --------       --------           ---               ---
Total Fin. self-service & security                          522,369        474,599          10.1%              6.9%

Election systems                                             47,870         55,200         -13.3%            -13.3%
                                                           --------       --------           ---               ---
Total Revenue                                              $570,239       $529,799           7.6%              4.9%
                                                           ========       ========           ===               ===


REVENUE SUMMARY BY GEOGRAPHIC AREA
(In Thousands -- Quarter Ended September 30)

                                                                                             % Change          % Change
                                                          2003              2002                GAAP           fixed rate
                                                          ----              ----                ----           ----------
The Americas
------------
Financial self-service solutions                       $ 258,674          $ 244,221               5.9%             4.0%
Security solutions                                       136,501            117,517              16.2%            16.2%
                                                       ---------          ---------               ---              ---
     subtotal                                            395,175            361,738               9.2%             7.9%

Election systems                                          47,870             55,200             -13.3%           -13.3%
                                                       ---------          ---------               ---              ---
     Total Americas                                      443,045            416,938               6.3%             5.1%

Asia-Pacific
------------
Financial self-service solutions                          44,445             36,013              23.4%            18.0%
Security solutions                                           683              1,215             -43.8%           -43.8%
                                                       ---------          ---------               ---              ---
Total Asia Pacific                                        45,128             37,228              21.2%            16.0%

Europe, Middle East, Africa
---------------------------
Financial self-service solutions                          82,057             75,508               8.7%            -1.5%
Security solutions                                             9                125                N/A              N/A
                                                       ---------          ---------               ---              ---
Total Europe, Middle East, Africa                         82,066             75,633               8.5%            -1.6%
                                                       ---------          ---------               ---              ---
Total Revenue                                          $ 570,239          $ 529,799               7.6%             4.9%
                                                       =========          =========               ===              ===


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



PAGE 4/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

CURRENCY IMPACT
---------------
During the quarter, revenue was positively impacted by the year-over-year strengthening of the Brazilian real and by the strengthening of the euro and certain other currencies. The positive currency impact in the third quarter was approximately $14 million or 2.7 percent versus the prior year reported results.

GROSS MARGIN
------------
Total gross margin for the third quarter was 29.4 percent, matching the third quarter 2002. Product gross margin increased to 32.2 percent from 30.1 percent in the third quarter 2002. Improved international financial self-service and election systems gross margins helped drive the improvement in total product gross margins. Service gross margin decreased to 26.1 percent from 28.6 percent in the third quarter 2002. Increased pricing pressure in North America and Europe as well as a higher mix of installation revenue, which carries lower margins, has contributed to the decrease in service gross margins. Installation revenue has increased as a result of higher product revenue.

OPERATING EXPENSES
------------------
Total operating expenses for the quarter were 16.7 percent of revenue and unchanged from the third quarter of 2002. Reduced operating expenses in the core businesses were offset by higher operating expenses in the election systems business, as well as increased pension cost. This change in pension cost adversely impacted the third quarter 2003 by approximately $2 million.

OPERATING PROFIT
----------------
Operating profit was 12.7 percent of revenue, matching the third quarter of 2002 despite a higher mix of security business which carries a lower margin.

OTHER INCOME/ (EXPENSE) AND MINORITY INTEREST
---------------------------------------------
Other income/(expense) and minority interest improved by $0.6 million in the current quarter versus the third quarter of 2002. This improvement was the result of reduced interest expense, due to lower debt levels and reduced interest rates, improved interest income, and neutral foreign exchange impact compared to a loss in the third quarter of 2002. These improvements more than offset the year-over-year increase in minority interest and the non-recurring gain of $1.5 million resulting from the sale of the retail ATM business in the third quarter of 2002.

NET INCOME
----------
Net income was 8.5 percent of revenue compared to 8.3 percent in the third quarter 2002. The improvement in net income as a percent of revenue was the result of the positive swing in other income/(expense) and minority interest.

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



PAGE 5/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
--------------------------------------
Diebold's balance sheet remains strong. The company's net debt* was $53.2 million at September 30, 2003, compared to net debt of $62.5 million at December 31, 2002 and net debt of $140.7 million at September 30, 2002.

In the third quarter, the company used free cash flow* of $35.6 million, due primarily to an increase in outstanding accounts receivable resulting in part from the large election systems contract recorded in the third quarter. The company fully expects to collect a substantial amount of this increase in the fourth quarter. Days sales outstanding increased by 3 days, moving from 76 days at the end of the third quarter of 2002 to 79 days at the end of the current quarter due to the impact of the large election systems contract in the third quarter 2003. Inventory turns declined from 5.4 turns to 5.2 turns at the end of the third quarter 2003. The decline in inventory performance relates to the seasonal demands in the business and increases in inventory required to fulfill a strong fourth quarter revenue forecast. Inventory turns at the end of the year are forecasted to be approximately 6.0, versus 5.7 in 2002. Free cash flow for the nine months ending September 2003 was $75.9 million, an improvement of $78.1 million versus the comparable period in 2002.

STOCK OPTION EXPENSE
--------------------
As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS 123, the full year impact in 2003 would be approximately $.06 per share compared to $.04 per share in 2002.

OUTLOOK
-------
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.

Fourth quarter and full-year 2003 outlook
-----------------------------------------
Strong gains in financial self-service orders, driven in part by growing acceptance of Opteva, have increased the company's financial self-service revenue expectations for the fourth quarter. These gains will be offset in the election systems business, however, due to a delay caused by an independent security review of all the selected vendors' products in Ohio. Therefore, Diebold has reduced its election systems revenue expectations in Ohio for the fourth quarter from $30 million to $10 million, with the balance moving to 2004. As a result, election systems revenue for the fourth quarter is now expected to be approximately $47 to $52 million, which would represent a substantial increase from fourth quarter 2002 election systems revenue of $7.6 million.

*See accompanying notes for non-GAAP measures.

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



PAGE 6/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

Given the additional revenue in the third quarter and the exceptionally strong financial self-service order growth, the company now anticipates full-year financial self-service revenue growth of 4-6 percent. The company had previously expected full-year financial self-service revenue growth of 1-4 percent. Year-over-year election systems revenue is expected to be essentially flat. Taking these factors into consideration, expectations for the fourth quarter and the full year include:

     Fourth quarter

     - Fourth quarter revenue is expected to grow 15-20 percent versus the prior year

     - Depreciation and amortization will be approximately $17 million for the fourth quarter

     - Pension expense of approximately $.01 per share in the fourth quarter of 2003 compared to pension income of $.01 per share in the fourth quarter of 2002

     -    Fourth quarter EPS to be in the range of $.78 to $.83


     Full year
     ---------

     -    Full year 2003 revenue growth of 6-8 percent


          -    Financial self-service revenue growth of 4-6 percent

          -    Security revenue growth of 15-18 percent

          -    Election systems revenue will be approximately flat

     - Depreciation and amortization will be approximately $65 million for the year

     - Pension expense of approximately $.01 per share in 2003 compared to pension income of $.05 per share in 2002

     -    A full year effective tax rate of approximately 32.0 percent

     - Free cash flow is expected to be in the range of $200 to $225 million during 2003

     -    Full year earnings per share guidance of $2.37 to $2.42

2004 outlook
------------
Looking forward to 2004, while business unit forecasts have yet to be finalized and visibility is difficult given uncertain global economic conditions, management believes that through continued focus on speed, global efficiencies and creative solutions to customer needs, the company will continue to gain market share. The following expectations do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations, as well as the impact from any possible changes in the rules surrounding the accounting for stock options. Given these factors management has the following expectations:

     -    2004 revenue growth of 8 to 10 percent, on a fixed rate basis

     -    Depreciation and amortization in the range of $68 to $73 million

     - Pension expense will be approximately $.04 per share compared to $.01 expense per share in 2003

     -    Effective tax rate of approximately 32.0 percent

     - 2004 earnings per share are expected to be in the range of $2.58 to $2.70. This represents a 10 to 12 percent increase in EPS excluding the pension impact

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



PAGE 7/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

NOTES FOR NON-GAAP MEASURES
---------------------------

1. Fixed exchange rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

2.       Free cash flow is calculated as follows:

                                                                                        NINE MONTHS   NINE MONTHS
                                                                Q3 2003      Q3 2002     ENDED 2003   ENDED 2002
                                                               ---------    ---------   -----------   -----------
         Net cash provided by operating activities (GAAP
         measure)                                              $ (24,991)   $  11,856    $ 137,612    $  29,149
         Capital expenditures                                     (7,537)      (9,848)     (40,015)     (20,095)
         Rotable spares expenditures                              (3,092)      (5,318)     (21,676)     (11,237)
                                                               ---------    ---------    ---------    ---------
         Free cash flow (non-GAAP measure)                     $ (35,620)   $  (3,310)   $  75,921    $  (2,183)
                                                               =========    =========    =========    =========

         The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

3.       Net debt is calculated as follows:

                                                                         SEPT. 30         DEC. 31       SEPT. 30
                                                                             2003            2002           2002
                                                                             ----            ----           ----
         Cash, cash equivalents and other investments (GAAP
         measure)                                                        $147,098         $184,815    $ 117,120
         Less Industrial development revenue bonds and other             (13,550)          (21,100)     (21,100)

         Less Notes payable                                             (186,712)        (226,259)     (236,695)
                                                                        --------          --------    ---------
         Net debt (non-GAAP measure)                                   $ (53,164)       $ (62,544)    $(140,675)
                                                                       ==========       ==========  ==========

         Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

FINANCIAL INFORMATION
---------------------
Walden W. O'Dell and Senior Vice President and Chief Financial Officer Gregory
T. Geswein will discuss the company's financial performance during a conference call today at 10:00 a.m. (EDT). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

FORWARD-LOOKING STATEMENT
-------------------------
In the company's written or oral statements, the use of the words "believes," "anticipates," "expects" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company's share of new and existing markets, and the company's short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company's goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company's uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:

- competitive pressures, including pricing pressures and technological developments; o changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

- changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

- acceptance of the company's product and technology introductions in the marketplace;

-    unanticipated litigation, claims or assessments;

- ability to reduce costs and expenses and improve internal operating efficiencies; and

- variation in consumer demand for financial self-service technologies, products and services.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide and headquarters in Canton, Ohio, USA. Diebold reported revenue of $1.940 billion in 2002 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #

DIEBOLD, INCORPORATED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                   Three Months Ended September 30
                                                                         2003          2002
                                                                      ---------     ---------
Net Sales
     Product                                                          $ 310,149     $ 288,421
     Service                                                            260,090       241,378
                                                                      ---------     ---------
     Total                                                              570,239       529,799

Cost of goods
     Product                                                            210,147       201,642
     Service                                                            192,233       172,293
                                                                      ---------     ---------
     Total                                                              402,380       373,935

Gross Profit                                                            167,859       155,864

     Percent of net sales                                                  29.4%         29.4%

Operating expenses
     Selling, general and administrative                                 80,081        73,779
     Research, development and engineering                               15,087        15,026
                                                                      ---------     ---------
     Total                                                               95,168        88,805
     Percent of net sales                                                  16.7%         16.7%

Operating profit                                                         72,691        67,059
     Percent of net sales                                                  12.7%         12.7%

Other income / (expense) and minority interest, net                      (1,678)       (2,235)
                                                                      ---------     ---------
Income before taxes                                                      71,013        64,824
     Percent of net sales                                                  12.5%         12.2%
Taxes on income                                                         (22,724)      (20,744)
     Effective tax rate                                                    32.0%         32.0%
                                                                      ---------     ---------
Income before cumulative effect of a change in accounting principle      48,289        44,080
                                                                      ---------     ---------
     Percent of net sales                                                   8.5%          8.3%

Cumulative effect of a change in accounting principle, net of tax          --            --
                                                                      ---------     ---------
Net Income                                                            $  48,289     $  44,080
                                                                      ---------     ---------
     Percent of net sales                                                   8.5%          8.3%

Basic weighted average shares outstanding                                72,533        72,049
Diluted weighted average shares outstanding                              73,097        72,308

Basic Earnings Per Share:
-------------------------
Income before cumulative effect of a change in accounting principle ..    $0.67         $0.61
Cumulative effect of a change in accounting principle, net of tax ....    $0.00         $0.00
Net Income ...........................................................    $0.67         $0.61

Diluted Earnings Per Share:
---------------------------
Income before cumulative effect of a change in accounting principle ..    $0.66         $0.61
Cumulative effect of a change in accounting principle, net of tax ....    $0.00         $0.00
Net Income ...........................................................    $0.66         $0.61

DIEBOLD, INCORPORATED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                     Nine Months Ended September 30
                                                                         2003            2002
                                                                      -----------     -----------
Net Sales
     Product                                                          $   720,469     $   716,552
     Service                                                              740,794         697,782
                                                                      -----------     -----------
     Total                                                              1,461,263       1,414,334

Cost of goods
     Product                                                              480,803         487,450
     Service                                                              545,928         505,731
                                                                      -----------     -----------
     Total                                                              1,026,731         993,181

Gross Profit                                                              434,532         421,153
     Percent of net sales                                                    29.7%           29.8%

Operating expenses
     Selling, general and administrative                                  218,681         209,997
     Research, development and engineering                                 44,289          44,138
                                                                      -----------     -----------
     Total                                                                262,970         254,135
     Percent of net sales                                                    18.0%           18.0%

Operating profit                                                          171,562         167,018
     Percent of net sales                                                    11.7%           11.8%

Other income / (expense) and minority interest, net                        (1,660)         (4,708)
                                                                      -----------     -----------
Income before taxes                                                       169,902         162,310
     Percent of net sales                                                    11.6%           11.5%

Taxes on income                                                           (54,369)        (51,940)
     Effective tax rate                                                      32.0%           32.0%
                                                                      -----------     -----------
Income before cumulative effect of a change in accounting principle       115,533         110,370
                                                                      -----------     -----------
     Percent of net sales                                                     7.9%            7.8%

Cumulative effect of a change in accounting principle, net of tax            --           (33,147)
                                                                      -----------     -----------

Net Income                                                            $   115,533     $    77,223
                                                                      -----------     -----------
     Percent of net sales                                                     7.9%            5.5%

Basic weighted average shares outstanding                                  72,343          71,951
Diluted weighted average shares outstanding                                72,766          72,272

Basic Earnings Per Share:
-------------------------
Income before cumulative effect of a change in accounting principle ..      $1.60           $1.53
Cumulative effect of a change in accounting principle, net of tax ....      $0.00          ($0.46)
Net Income ...........................................................      $1.60           $1.07

Diluted Earnings Per Share:
---------------------------
Income before cumulative effect of a change in accounting principle ..      $1.59           $1.53
Cumulative effect of a change in accounting principle, net of tax ....      $0.00          ($0.46)
Net Income ...........................................................      $1.59           $1.07


DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)



                                  SEPTEMBER 30, 2003        DECEMBER 31, 2002
                                  ------------------        -----------------
ASSETS
------
Current assets
     Cash and cash equivalents         $  104,731               $  155,446
     Short-term investments                19,913                    7,909
     Trade receivables, net               509,158                  403,498
     Inventories                          268,331                  236,614
     Other current assets                 105,968                  121,421
                                       ----------               ----------
          Total current assets          1,008,101                  924,888

Securities and other investments           69,381                   66,151
Property, plant and equipment, net        250,403                  219,633
Goodwill                                  314,419                  268,606
Other assets                              156,509                  145,803
                                       ----------               ----------
                                       $1,798,813               $1,625,081
                                       ----------               ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
     Notes payable                     $  186,712               $  226,259
     Accounts payable                     107,883                   90,713
     Other current liabilities            295,006                  245,179
                                       ----------               ----------
          Total current liabilities       589,601                  562,151

Long-term liabilities                     130,901                  122,107
Total shareholders' equity              1,078,311                  940,823
                                       ----------               ----------
                                       $1,798,813               $1,625,081
                                       ----------               ----------

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                           Nine Months Ending
                                                            SEPTEMBER 30, 2003              SEPTEMBER 30, 2002
                                                            ------------------              ------------------
Cash Flow from operating activities:
     Net Income                                                 $ 115,533                       $  77,223
     Adjustments to reconcile net income to cash
          provided by operating activities:
          Depreciation and amortization                            48,259                          46,346
          Deferred income taxes                                       412                          (6,958)
          Loss on sale of assets, net                               1,071                           1,221
          Cumulative effect of change in accounting principle        --                            38,859
          Minority share of income                                  5,082                           3,374
          Cash provided (used) by changes in certain assets
          and liabilities:
               Trade receivables                                  (88,111)                        (75,841)
               Inventories                                        (21,580)                        (17,422)
               Accounts payable                                    11,419                         (23,045)
               Certain other assets and liabilities                65,527                         (14,608)
                                                                ---------                       ---------
     Net cash provided by operating activities                    137,612                          29,149

Cash flow from investing activities:
     Payments for acquisitions, net of cash acquired              (10,611)                         (3,682)
     Net investment activity                                      (10,002)                         40,206
     Capital expenditures                                         (40,015)                        (20,095)
     Rotable spares expenditures                                  (21,676)                        (11,237)
     (Increase) decrease in certain other assets                  (10,895)                         16,189
                                                                ---------                       ---------
     Net cash (used) provided by investing activities             (93,199)                         21,381

Cash flow from financing activities:
     Dividends paid                                               (36,896)                        (35,648)
     Net payments on short term borrowings                        (50,830)                         (8,904)
     Net payments from securitization                             (19,759)                         (1,292)
     Other financing activities                                     7,681                           5,249
                                                                ---------                       ---------
     Net cash used by financing activities                        (99,804)                        (40,595)

Effect of exchange rate changes on cash                             4,676                           1,660
                                                                ---------                       ---------
(Decrease)/increase  in cash and cash equivalents                 (50,715)                         11,595
Cash and cash equivalents at the beginning of the period          155,446                          73,768
                                                                ---------                       ---------
Cash and cash equivalents at the end of the period              $ 104,731                       $  85,363
                                                                =========                       =========